EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Reports First Quarter 2021 Financial Results and Provides Corporate Update

Presented encouraging data at the AACR Annual Meeting on potential therapeutic effects of TriTACs and ProTriTACs

Appointed experienced biotech leader Alan Colowick, M.D., to board of directors

Clinical data updates for all four TriTAC clinical programs expected in 2021

SOUTH SAN FRANCISCO, Calif., May 6, 2021 - Harpoon Therapeutics, Inc. (Nasdaq: HARP), a clinical-stage immunotherapy company developing a novel class of T cell engagers, today reported financial results for the first quarter ended March 31, 2021 and provided a corporate update.

“We continue to make solid progress across all our clinical programs for our TriTAC portfolio and continue to expand our ProTriTAC efforts following our presentation at AACR this year,” said Jerry McMahon, Ph.D., President and Chief Executive Officer of Harpoon Therapeutics. “We expect to announce or present data on all four of our clinical TriTAC programs throughout the course of 2021.”

First Quarter 2021 Business Highlights and Other Recent Developments

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In April 2021, Harpoon presented encouraging data on the biologic effects of the TriTAC and ProTriTAC platforms at the American Association for Cancer Research (AACR) Annual Meeting. The data presented underscore the potential to produce novel tri-specific T cell activating construct (TriTAC) molecules targeting additional tumor types and highlighted the properties of the ProTriTAC platform, conditionally active T cell engager prodrugs, which may lead to greater tumor specificity, enhanced efficacy, and improved tolerability for patients. In addition, preclinical combination approaches of TriTACs with checkpoint inhibitors were explored. Key findings include:

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FLT3-targeting TriTACs are T cell engagers with a potential role in the treatment of acute myeloid leukemia. Data showed that FLT3 TriTACs bind FLT3 in preclinical models and can direct T cells to kill FLT3 expressing cells in vitro and in vivo.

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ProTriTAC is a modular and robust T cell engager prodrug platform with therapeutic index expansion observed across multiple tumor targets. The data presented showed the consistency and robustness of the platform in vivo and in vitro as demonstrated by cell-based assays, pharmacokinetic studies, and therapeutic index assessments.

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T cell activation generally leads to the induction of PD1 on T cells, which may lead to a reduction of the biologic activity of TriTAC activated T cells. The data demonstrated the potential utility of PD1/PD-L1 blockade to enhance the potency of TriTAC mediated tumor cell killing.

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In March 2021, Harpoon appointed experienced biotech leader Alan Colowick, M.D., to its board of directors. Throughout his career, Dr. Colowick has had a broad impact across the healthcare landscape with a focus on clinical stage companies in oncology, rare diseases, and other specialty therapeutic areas.

•	In January 2021, Harpoon received Orphan Drug designation by the U.S. Food and Drug Administration for HPN217 for the treatment of multiple myeloma. HPN217 targets B-cell maturation antigen (BCMA).

First Quarter 2021 Financial Results

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Harpoon ended the first quarter of 2021 with $239.4 million in cash, cash equivalents, and marketable securities compared to $150.0 million as of December 31, 2020. The cash balance at the end of the first quarter includes Harpoon’s follow-on financing that closed on January 11, 2021 resulting in net proceeds of approximately $107.6 million.

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Revenue for the first quarter ended March 31, 2021 was $9.0 million compared to $3.3 million for the quarter ended March 31, 2020. The increase in revenue was primarily due to a $4.3 million increase in revenue recognized due to the delivery of the second initial target under Harpoon’s Amended and Restated Discovery Collaboration Agreement with AbbVie, where all remaining deferred revenue associated with that target was recognized as we had no further continuing performance obligations, as well as a $1.5 million increase in revenue recognized related to Harpoon’s Development and Option Agreement with AbbVie, which was entered into in November 2019, for research and development services performed.

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Research and development expense for the first quarter ended March 31, 2021, was $16.2 million compared to $12.5 million for the quarter ended March 31, 2021. The increase primarily arose from higher personnel-related expense due to an increase in headcount and clinical development expense, which included conducting preclinical studies and ongoing clinical development for HPN424, HPN536, HPN217 and HPN328.

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General and administrative expense for the first quarter ended March 31, 2021 was $4.6 million compared to $3.9 million for the quarter ended March 31, 2020. The increase was primarily attributable to an increase in personnel-related expenses due to an increase in headcount and other professional services to support Harpoon’s operations as a public company.

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Litigation settlement for the first quarter ended March 31, 2021 was $50.0 million. On May 5, 2021, Harpoon entered into a settlement agreement with Millennium Therapeutics, Inc. pursuant to which Harpoon agreed to pay the damages awarded by the Delaware Court of Chancery issued in its memorandum opinion issued on April 23, 2021, equal to $38.2 million in damages plus $11.8 million in pre-judgment interest.

•	Net loss for the first quarter ended March 31, 2021 was $61.7 million compared to $12.6 million for the quarter ended March 31, 2020.

Anticipated 2021 Milestones

•	HPN424 – present interim data from the dose escalation phase of the ongoing Phase 1/2a trial in the first half of 2021, and initiate the dose expansion cohort mid-year 2021
•	HPN536 – in the second half of 2021, initiate the dose expansion cohort of the ongoing Phase 1/2a trial and, by year end 2021, present interim Phase 1 data from the dose escalation phase of the trial
•	HPN217 – in the second half of 2021, initiate the dose expansion cohort of the ongoing Phase 1/2 trial, and present interim data from the dose escalation phase of the trial

•	HPN328 – in the second half of 2021, present interim data from the dose escalation phase of the ongoing Phase 1/2 trial

COVID-19 Business Update

In response to the ongoing COVID-19 pandemic, Harpoon has established testing and other protocols for personnel access to its headquarter offices and laboratory although the majority of the company’s employees continue to telecommute. Harpoon is currently continuing its clinical trials, and has not yet experienced any material delays or impacts as a result of the COVID-19 pandemic. In addition, Harpoon’s third-party contract manufacturers continue to operate at or near normal levels. Harpoon continues to assess the potential impact of the COVID-19 pandemic on its business and operations, including its programs, expected timelines, expenses, manufacturing activities and preclinical and clinical trials. The full extent to which the COVID-19 pandemic may have a negative impact on Harpoon’s business, assets, results of operations and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “potential,” “anticipate,” “target,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, scope and anticipated results of preclinical and clinical trials, the timing of the presentation of data, the association of data with potential treatment outcomes, the development and advancement of product candidates, anticipated 2021 development milestones for its product candidates and the timing thereof, the anticipated potential impacts to Harpoon Therapeutics’ business from the ongoing COVID-19 pandemic, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ annual report on Form 10-K for the year ended December 31, 2020 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

media@harpoontx.com

Westwicke ICR

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com

Harpoon Therapeutics, Inc.

Statement of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2021	2020
Revenue
Collaboration and license revenue	$9,007	$3,297
Total revenue	9,007	3,297
Operating expenses
Research and development	16,216	12,519
General and administrative	4,604	3,913
Litigation settlement	49,954	—
Total operating expenses	70,774	16,432
Loss from operations	(61,767)	(13,135)
Interest income, net	94	584
Other expense, net	(51)	(1)
Net loss	(61,724)	(12,552)
Other comprehensive loss:
Net unrealized (loss) gain on marketable securities	(20)	430
Comprehensive loss	$(61,744)	$(12,122)
Net loss per share, basic and diluted	(1.95)	(0.51)
Weighted-average shares used in computing net loss per share, basic and diluted	31,578,636	24,825,367

Harpoon Therapeutics, Inc.

Selected Balance Sheet Data

(Unaudited)

	March 31, 2021	December 31, 2020
	(in thousands)
Cash, cash equivalents, and marketable securities	$239,402	$149,976
Total assets	$261,317	$171,592
Total liabilities	$158,937	$117,753
Total stockholders' equity	$102,380	$53,839

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